Exhibit 99.2

Unaudited Pro Forma Condensed Combined Financial Information

Apogee Enterprises, Inc. (we, our or the Company) acquired all of the outstanding shares of capital stock of EFCO Corporation (EFCO) for approximately $192 million on June 12, 2017. EFCO manufactures architectural aluminum window, curtainwall, storefront and entrance systems for commercial construction projects, primarily in the U.S. The EFCO acquisition was funded by an expansion of the Company’s existing credit facility. On December 14, 2016, the Company, through a wholly-owned subsidiary, acquired substantially all the assets of Sotawall, Inc. (now operating under the name Sotawall Limited or Sotawall) for approximately $135 million, which was funded through a combination of available cash and borrowing under the Company’s existing credit facility. Sotawall designs and fabricates high-performance, unitized curtainwall systems for industrial, commercial and institutional buildings, primarily serving the Canadian and northeastern U.S. geographic regions.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and EFCO’s and Sotawall’s respective historical financial statements, adjusted to give effect to the Company’s acquisitions of EFCO and Sotawall, Inc. and the related financing of each acquisition. The unaudited pro forma condensed combined statements of operations for the three months ended June 3, 2017 and the 12 months ended March 4, 2017 give effect to both acquisitions as if they had both occurred on February 28, 2016, the beginning of Apogee’s fiscal year 2017. The unaudited pro forma condensed combined balance sheet as of June 3, 2017 gives effect to the EFCO transaction as if it had occurred on June 3, 2017.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s historical financial statements, which are included in the Company’s latest annual report on Form 10-K and quarterly report on Form 10-Q, and the historical financial information of EFCO included herein and of Sotawall, Inc. included in the Company’s Current Report on Form 8-K filed on February 28, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 3, 2017

In thousands	Apogee Enterprises, Inc. Historical	EFCO (Acquiree) Historical (1)	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$22,972	$-	$-		$22,972
Short-term available for sale securities	425	-	-		425
Restricted cash	2,683	-	-		2,683
Receivables, net of allowance for doubtful accounts	180,483	47,407	-		227,890
Inventories	81,083	23,165	-		104,248
Other current assets	9,626	2,673	(108)	b	12,191

Total current assets	297,272	73,245	(108)		370,409

Property, plant and equipment, net	250,979	41,204	2,757	c	294,940
Available for sale securities	7,551	-	-		7,551
Deferred tax assets	1,099	-	3,110	f	4,209
Goodwill	95,211	24,722	29,707	j	149,640
Intangible assets	105,330	21,471	50,029	d	176,830
Other non-current assets	22,155	715	(56)	b	22,814

Total assets	$779,597	$161,357	$85,439		$1,026,393

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$63,666	$13,861	$-		$77,527
Accrued payroll and related benefits	27,990	9,233	-		37,223
Accrued self-insurance reserves	5,901	2,136	1,486	e	9,523
Other current liabilities	32,979	11,042	(1,033)	a, b	42,988
Billings in excess of costs and earnings on uncompleted contracts	33,931	1,824	-		35,755
Accrued income taxes	2,801	-	-		2,801

Total current liabilities	167,268	38,096	453		205,817

Long-term debt	71,400	-	184,826	a	256,226
Unrecognized tax benefits	4,309	-	-		4,309
Long-term self-insurance reserves	8,254	2,696	2,677	e	13,627
Deferred tax liabilities	3,622	-	3,110	f	6,732
Other non-current liabilities	42,915	10,824	4,114	a, b	57,853
Commitments and contingent liabilities
Shareholders’ equity
Common stock	9,596	47	(47)	g	9,596
Additional paid-in capital	152,107	197,899	(197,899)	g	152,107
Retained earnings	351,872	(88,205)	88,205	g	351,872
Common stock held in trust	(886)	-	-		(886)
Deferred compensation obligations	886	-	-		886
Accumulated other comprehensive loss	(31,746)	-	-		(31,746)

Total shareholders’ equity	481,829	109,741	(109,741)		481,829

Total liabilities and shareholders’ equity	$779,597	$161,357	$85,439		$1,026,393

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1) EFCO balance sheet as of May 27, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS

THREE MONTHS ENDED JUNE 3, 2017

In thousands, except per share information	Apogee Enterprises, Inc. Historical	EFCO (Acquiree) Historical (1)	Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$272,307	$71,744	$-		$344,051
Cost of sales	202,013	55,144	88	c	257,245

Gross profit	70,294	16,600	(88)		86,806
Selling, general and administrative expenses	46,188	13,556	(132)	c, d, h	59,612

Operating income	24,106	3,044	44		27,194
Other income (expense), net	(98)	-	(1,155)	a	(1,253)

Earnings before income taxes	24,008	3,044	(1,111)		25,941
Income tax expense	7,904	100	596	f	8,600

Net earnings	$16,104	$2,944	$(1,707)		$17,341

Earnings per share - basic	$0.56	N/A			$0.60
Earnings per share - diluted	$0.56	N/A			$0.60
Weighted-average basic shares outstaning	28,851	N/A			28,851
Weighted-average diluted shares outstanding	28,861	N/A			28,861

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1) EFCO results of operations for the three months ended May 27, 2017.

UNAUDITED PRO FORMA CONDENSED COMBINED RESULTS OF OPERATIONS

YEAR ENDED MARCH 4, 2017

In thousands, except per share information	Apogee Enterprises, Inc. Historical	Sotawall Historical (1)	(Sotawall) Pro Forma Adjustments	EFCO (Acquiree) Historical (2)	(EFCO) Pro Forma Adjustments	Notes	Pro Forma Combined
Net sales	$1,114,533	$84,147	$-	$277,517	$-		$1,476,197
Cost of sales	822,510	50,993	230	207,924	537	c	1,082,194

Gross profit	292,023	33,154	(230)	69,593	(537)		394,003
Selling, general and administrative expenses	169,798	6,340	5,260	52,031	2,072	c, d, h, i	235,501

Operating income	122,225	26,814	(5,490)	17,562	(2,609)		158,502
Other income (expense), net	580	37	(1,350)	-	(4,621)	a	(5,354)

Earnings before income taxes	122,805	26,851	(6,840)	17,562	(7,230)		153,148
Income tax expense	37,015	6,713	(1,710)	219	3,501	f	45,738

Net earnings	$85,790	$20,138	$(5,130)	$17,343	$(10,730)		$107,410

Earnings per share - basic	$2.98	N/A		N/A			$3.73
Earnings per share - diluted	$2.97	N/A		N/A			$3.72
Weighted-average basic shares outstanding	28,781	N/A		N/A			28,781
Weighted-average diluted shares outstanding	28,893	N/A		N/A			28,893

See accompanying notes to the unaudited pro forma condensed combined financial information.

(1) Sotawall results of operations for the period March 1, 2016 through December 13, 2016. Apogee acquired Sotawall on December 14, 2016.

(2) EFCO results of operations for the twelve months ended February 25, 2017.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1: Basis of presentation

Our historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has allocated the total purchase price to EFCO’s tangible and intangible assets acquired and liabilities assumed, based on their fair values at the date of the acquisition, and conformed the accounting policies of EFCO to its own accounting policies.

The Company’s fiscal year ends on the Saturday closest to the last day of February, or as otherwise determined by the Board of Directors, and the Company’s first fiscal year 2018 quarter-end was June 3, 2017. EFCO’s historical year-end is the Saturday closest to the last day of November. The balance sheet for EFCO included in the pro forma condensed combined balance sheet is as of May 27, 2017 and the results of operations for EFCO included in the pro forma condensed combined results of operations are for the three months ended May 27, 2017 and the 12 months ended February 25, 2017. Sotawall’s results of operations from the date of acquisition are included within Apogee Enterprises, Inc. historical results for the year ended March 4, 2017. Sotawall’s results of operations for the period from March 1, 2016 through December 13, 2016 are separately presented in the pro forma condensed combined results of operations for the year ended March 4, 2017.

The pro forma condensed combined financial statements do not necessarily reflect what the combined company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. They also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The Unaudited Pro Forma Condensed Combined Statements of Income do not reflect the costs of any integration activities or benefits that may result from realization of potential future synergies that may result from the acquisitions.

Note 2: Preliminary purchase price allocation

We have performed a preliminary allocation of the purchase price for EFCO to the acquired assets and assumed liabilities, as shown in the following table as of the acquisition date:

In thousands	June 12, 2017
Net working capital	$33,682
Property, plant and equipment, net	43,961
Goodwill	62,788
Other intangible assets	71,500
Less: Long-term liabilities, net	19,605

Total purchase price	$192,326

This preliminary purchase price allocation was used to prepare pro forma adjustments in the unaudited pro forma condensed combined financial information. The preliminary purchase price may change based on the final working capital valuations and necessary calculations. Thus, the preliminary measures of fair value reflected are subject to changes and such changes could be significant to the unaudited pro forma condensed combined financial information. The final allocation may include (1) changes in allocations to intangible assets and (2) changes to income tax related accounts, as well as changes to other assets and liabilities, which may impact pro forma adjustments to the unaudited pro forma condensed combined financial information.

Note 3: Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a)

Reflects the draw on the line of credit to fund the acquisition of EFCO, as well as the short-term and long-term liability for the $2.5 million to be paid to the seller annually in each of the next three years. Also reflects the interest expense at a rate of approximately 2.5 percent on the outstanding balance due to the acquisitions of EFCO in June 2017 and Sotawall in December 2016. A change in interest rate of 0.125 percent would impact interest by approximately $0.1 million for the three month period and approximately $0.3 million for the twelve month period.

(b)	Adjustments to exclude assets and liabilities not included as part of the EFCO acquisition.

(c)

Represents the estimated adjustment to increase the basis in the acquired EFCO property, plant and equipment to estimated fair value and adjust depreciation due to changes in estimated carrying value and remaining useful lives. The estimated useful lives of EFCO assets acquired range from three to 25 years. For the year ended March 4, 2017, adjustment also includes additional estimated depreciation due to the estimated carrying value and remaining useful lives of assets acquired in the Sotawall transaction.

(d)

As part of the preliminary valuation analysis of EFCO, intangible assets, including backlog, customer relationships and trademarks were identified. The fair value of identifiable intangible assets is determined primarily using the “income approach,” which requires a forecast of the expected future cash flows. The following table summarizes the preliminary estimated fair values of EFCO’s identifiable intangible assets and their estimated useful lives and estimated pro forma amortization expense using a straight-line method:

			Amortization Expense
In thousand	Estimated fair value	Estimated useful life In Years	Three months ended June 3, 2017	Year ended March 4, 2017
Acquired backlog	$4,300	1.5	$717	$2,867
Customer relationships	34,800	16.0	544	2,175
Trademarks	32,400	Indefinite	-	-

Total	$71,500		1,260	5,042

Less: Backlog which does not have a continuing impact			717	2,867

Pro forma adjustment to amortization expense			$544	$2,175

These preliminary estimates of fair value and estimated useful lives may differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a significant impact on the accompanying unaudited pro forma condensed combined financial statements. These amounts also may not be useful in predicting the future financial condition and results of operations of the combined company.

For the year ended March 4, 2017, adjustment also includes additional estimated amortization on intangible assets acquired in the Sotawall transaction.

(e)	Adjusts reserves for self-insurance to estimated fair value based on actuarial analysis of claims.

(f)

Adjusts the deferred tax assets and liabilities and taxes payable resulting from the EFCO acquisition and reflects the income tax effect of pro forma adjustments based on the estimated effective tax rate of EFCO of 36 percent. The twelve month period also includes the income tax effect of pro forma adjustments based on the effective tax rate of Sotawall of 25 percent. The tax rate does not take into account any historical or possible future tax events that may impact the combined company.

(g)	Eliminates the historical equity of EFCO.

(h)

Removes transaction costs related to the acquisitions of approximately $0.7 million for the three-months ended June 3, 2017 and $0.8 million for the twelve-months ended March 4, 2017, respectively, since they do not have a continuing impact.

(i)	Removes foreign currency exchange gain/loss on derivative contracts at Sotawall, as such contracts were cancelled prior to acquisition.

(j)	Reflects adjustment to record preliminary estimate of goodwill resulting from the EFCO acquisition.

Note 4: Foreign currency and US GAAP conversion adjustments

The historical financial information of Sotawall was prepared in accordance with Canadian Accounting Standards for Private Enterprises (Canadian ASPE). The historical financial information of Sotawall for the period ended December 13, 2016 was translated from CAD to U.S. dollars (USD) using an historical average rate of $0.764 per Canadian dollar. Significant adjustments to convert the Sotawall historical financial information from Canadian ASPE to accounting principles generally accepted in the United States (U.S. GAAP) were not required.